Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders of National Health Partners, Inc.
Horsham, Pennsylvania

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, dated March 31, 2011, which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern, at and for the years ended December 31, 2010 and 2009, and to all other references to our firm included in this Registration Statement on Form S-8.


/s/ HJ & Associates, LLC
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HJ & Associates, LLC
Salt Lake City, Utah
June 27, 2011